Exhibit 99.1

Nexvet Announces Positive Top-Line Results for Proof-of-Concept Efficacy Study of NV-02 in Cats with Degenerative Joint Disease

DUBLIN, Ireland and MELBOURNE, Australia, June 4, 2015 — Nexvet Biopharma (Nasdaq: NVET), a veterinary biologics developer, today announced statistically significant top-line results from its proof-of-concept (POC) efficacy study of NV-02, an anti-nerve growth factor (NGF) monoclonal antibody (mAb) therapy in development for the control of pain associated with degenerative joint disease (DJD), including osteoarthritis, in cats. Additionally, Nexvet received positive data from a high-dose pilot safety study of NV-02 in cats, which was conducted by an independent contract research organization.

The primary efficacy endpoints of the POC study were measured using:

•	Owner-assessed Client Specific Outcome Measures (CSOM), which measures changes in certain patient behaviors, and

•	Collar-mounted accelerometer data, which measures overall patient activity levels

These measurements were performed over nine weeks after administration in both the treatment and placebo groups. In both the POC and safety studies, the feline subjects were dosed with a single subcutaneous injection of NV-02.

The top-line outcomes from the two studies are:

•	A statistically significant clinical improvement from baseline was observed in CSOM scores taken three weeks after treatment, when compared with placebo (p<0.05) in the POC study

•	A statistically significant improvement in activity was measured with accelerometer data, when compared to placebo from weeks two to five following administration (p<0.05) in the POC study

•	No adverse events were observed at the doses tested in the POC study, nor in the separate safety study where cats were treated with NV-02 at more than 10 times the highest dose used in the POC study.

“Veterinarians emphasize the need for safer and more effective therapies in the area of feline chronic pain management, so we are delighted with these results for NV-02. These two studies have generated a dataset that will be used to design further studies of NV-02 in this area of significant unmet medical need,” said Dr. Mark Heffernan, Chief Executive Officer of Nexvet.

The POC study was a randomized, double-blinded, placebo-controlled efficacy study of 32 client-owned cats with DJD and was conducted at the Comparative Pain Research Laboratory of the North Carolina State University College of Veterinary Medicine. Dr. Margaret Gruen and Professor Duncan Lascelles served as the primary investigators for this trial.

In previous studies, NV-02 has also been found to be safe and well tolerated when administered subcutaneously or intravenously and to have a prolonged elimination half-life after a single injection. Repeated administration did not induce a neutralizing antibody response in a previous study of four cats, indicating the feline immune system did not identify NV-02 as a ‘foreign’ protein, an important step in successfully designing a biologic drug for repeated administration. In another previous study, NV-02 was also shown to reduce lameness scores in an acute feline model of inflammatory pain, with efficacy comparable to meloxicam, a standard NSAID used in acute feline pain management.

Feline chronic pain management is an area of critical unmet need in veterinary medicine. In the United States, there are no drugs approved for chronic pain management in cats, and only one is approved for this use in Europe. This is especially concerning when clinical studies indicate a majority of cats show radiographic evidence associated with DJD, the progression of which is generally associated with increasing pain and disability.

The current leading class of drug for acute (short-term) pain relief in dogs and cats are non-steroidal anti-inflammatory drugs (NSAIDs). In the United States, NSAIDs are not approved for chronic use in cats due to concerns over toxic side effects, which include gastrointestinal effects and damage to the kidneys or liver. Nexvet’s studies suggest that mAbs like NV-02, which do not interact with the unique biochemistry of cats in the same way as NSAIDs, may provide an effective and safe alternative for cats.

“These results provide further evidence supporting both NGF as a target for controlling pain in feline DJD, and PETization as a robust platform for translating mAbs between species. mAbs have long half-lives in patients and, unlike NSAIDs, are metabolized into simple amino acids and sugars. These factors give mAbs a favorable product profile for long-term administration in cats,” commented Dr. David Gearing, Chief Scientific Officer of Nexvet.

Dr. Gearing will be presenting development data regarding NV-02, including the top-line results announced today, at the American College of Veterinary Internal Medicine Forum in Indianapolis, Indiana on June 5, 2015 at 9:00AM. The presentation is entitled A Feline-Specific Anti-NGF Antibody is Safe and Effective for the Alleviation of Inflammatory Pain in Cats.

Nexvet will continue to analyze the large set of data generated from these studies and expects to outline next steps for its NV-02 clinical development program in the third calendar quarter of 2015.

About the cat chronic pain market

According to the 2015-2016 American Pet Products Association National Pet Owners Survey and the European Pet Food Industry Federation’s Facts and Figures 2012, there are approximately 85.8 million pet cats in the United States and approximately 66.5 million pet cats in Europe.

Various clinical studies have indicated that a majority of cats show radiographic evidence of DJD. DJD is a term encompassing various conditions including osteoarthritis, although the two terms are often used interchangeably.

In the United States, there are no drugs approved for chronic pain management in cats. In one leading veterinary industry report on pain management by Brakke Consulting, released in April 2015, only 24% of U.S. veterinarians surveyed were satisfied with pain management choices for cats. Of the 76% of veterinarians who were dissatisfied, 50% said they needed drugs for long-term use in cats, and 43% said they needed safer drugs.

Nexvet believes the introduction of a safe and effective pain management product class for cats, such as anti-NGF mAbs, will result in significant sales, similar to the growth dynamic observed when NSAIDs were introduced for the canine pain market in the mid-1990s. In the United States alone, sales of canine pain management products increased from less than $10 million in 1995 to approximately $262 million in 2013, representing a compound annual growth rate of approximately 12%, following the introduction of carprofen, an NSAID, in 1996.

In a proprietary report commissioned by Nexvet in December 2013 surveying 390 veterinarians in the United States, United Kingdom, France and Germany, between 86% and 98% of veterinarians surveyed would use a product such as NV-02 for the treatment of chronic pain in cats.

Forward-Looking Statements

All statements in this press release other than statements of historical fact are forward-looking statements, including statements regarding the results or time for completion of any clinical studies, future results of operations and financial position, business strategy, prospective products, product approvals, timing and likelihood of success, market opportunities, plans and objectives of management for future operations, and future results of current and anticipated products. These statements relate to future events or to our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to materially differ from the results, performance or achievements expressed or implied by the forward-looking statements. The words “anticipate,” “expect,” “may,” “objective,” “plan,” “will” or similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these words. These forward-looking statements are based on current expectations, estimates, forecasts and projections about our business and the industry in which we operate, and management’s beliefs and assumptions are not guarantees of future results, performance or achievements. Factors that could cause actual results, performance or achievements to differ materially include those summarized under Risk Factors in our reports on Forms 10-Q and the other documents we file from time to time with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements. We undertake no obligation to revise or update these forward-looking statements, except as required by law.

About Nexvet (www.nexvet.com)

Nexvet is a clinical-stage biopharmaceutical company focused on transforming the therapeutic market for companion animals, such as dogs and cats, by developing and commercializing novel, species-specific biologics. Nexvet’s proprietary PETization™ platform is designed to rapidly create monoclonal antibodies (“mAbs”) that are recognized as “self” or “native” by an animal’s immune system, a property Nexvet refers to as “100% species-specificity.” Nexvet’s product candidates also build upon the safety and efficacy data from clinically tested human therapies, thereby reducing clinical risk and development cost.

Further information:

Investors

Candice Knoll

Blueprint Life Science Group

+1 415-375-3340 Ext. 105

cknoll@bplifescience.com

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Lynn Granito

Berry & Company Public Relations

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